Exhibit 10.6

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of December 13, 2015 by and between Jarden Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and James E. Lillie (“Executive”), collectively referred to as the “Parties”.

RECITALS:

WHEREAS, Executive is employed by the Company as the Chief Executive Officer of the Company pursuant to that certain Fourth Amended and Restated Employment Agreement, dated as of July 23, 2012, between the Company and Executive, as amended by that certain Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, between the Company and Executive (as amended, the “Employment Agreement”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, Newell Rubbermaid Inc., a Delaware corporation (“Parent”), and the other parties signatories thereto, pursuant to which, subject to the terms and conditions contained in the Merger Agreement, the Company will be merged with and into a wholly-owned subsidiary of Parent, immediately following which the Company will be merged with another wholly-owned subsidiary of Parent (“Successor Sub”) and the surviving entity thereof will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Merger will constitute a “Change of Control of the Company” as such term is defined in the Employment Agreement;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company will enter into this Agreement with Executive in accordance with the Merger Agreement for the protection of the business and goodwill of Parent and its subsidiaries after the Merger; Executive will receive substantial consideration in exchange for his shares and others equity interests in the Company (including accelerated equity interests as a result of the Change of Control); Parent and its subsidiaries shall succeed to all of the business, property, assets and goodwill of the Company and its subsidiaries; Executive will agree to the noncompetition, confidentiality and other restrictive covenants herein for the protection of the business, property, assets and goodwill of Parent and its subsidiaries after the Merger, including their legitimate business interests in trade secrets and other confidential information and valuable customer and employee relationships; and Executive and the Company mutually agree that Executive’s employment will terminate on the consummation of the Merger; and

WHEREAS, the Parties wish to settle their mutual rights and obligations arising from such separation from employment subject to the terms and conditions as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings given such terms in the Employment Agreement.

2. Termination of Employment.

(a) Executive’s employment with the Company shall terminate on the date on which the Merger is consummated pursuant to the Merger Agreement (the “Separation Date”). As of the Separation Date, Executive shall resign from and no longer be an employee, officer, director and/or manager (or any equivalent position) of the Company or any subsidiaries or affiliates thereof, and Executive agrees he shall execute all documents reasonably necessary to effect such resignations. The Parties hereby agree that for purposes of the Employment Agreement and this Agreement Executive’s termination of employment will be treated as a “Termination Without Cause” in connection with a “Change of Control of the Company” (as such terms are defined in the Employment Agreement), and that any notice period that may be required to be provided under the Employment Agreement is hereby waived.

(b) The Parties agrees that until the Separation Date, Executive shall continue to serve as Chief Executive Officer of the Company, subject to the terms and conditions of the Employment Agreement.

(c) For the avoidance of doubt, the Employment Agreement shall remain in full force and effect through and following the Separation Date, subject to any amendments or modifications contained in this Agreement. If the Merger Agreement is terminated without the Merger having been consummated, this Agreement shall terminate and the Parties’ rights and obligations hereunder shall be null and void ab initio and the Employment Agreement shall continue to be in full force and effect in accordance with its terms without reference to this Agreement.

3. Separation Payments and Benefits. In addition to the substantial consideration Executive will receive in connection with the Merger pursuant to the Merger Agreement, upon the Separation Date, subject to the execution of a release of claims in favor of the Company in substantially similar form to that attached hereto as Exhibit A, the Company shall provide Executive with the following benefits:

(a) Earned Salary and Other Vested Benefits. In accordance with Section 5(b) of the Employment Agreement, the Company shall pay Executive all Base Salary earned, but unpaid, for services rendered to the Company on or prior to the Separation Date in a lump sum on the Separation Date and all other Vested Benefits in accordance with the terms of each applicable plan, program or policy.

(b) Annual Bonus. In satisfaction of the annual bonus award made by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for calendar year 2015, a bonus in the amount of $2,040,156 shall be paid to Executive in a lump sum on the Separation Date, less any amount previously paid relating to calendar year 2015 performance bonuses.

(c) Severance Payment. In accordance with Section 5(b) of the Employment Agreement, the Company shall pay Executive a severance payment in a total gross amount estimated to be $9,096,126, subject to adjustment as set forth in Section 3(k) of this Agreement, which amount will be paid to Executive in a lump sum on the Separation Date.

(d) Other Benefits. The Company shall pay Executive an amount estimated to be $154,071, subject to adjustment as set forth in Section 3(k) of this Agreement, in respect of historical benefits including: rights with respect to life and long-term disability policies; health insurance policies; HSA savings accounts; 401(k) plans and other financial benefits.

(e) Vesting of Stock Awards. In accordance with the intent of Section 5(b) of the Employment Agreement and in consideration for the increase in duration pursuant to Section 4 of this Agreement from two years to four years of the noncompetition, confidentiality and other covenants contained in Section 6 of the Employment Agreement, the balance of any unvested shares relating to the 900,000 restricted shares of common stock of the Company, par value $0.01 per share (“Common Stock”), granted to Executive and currently outstanding, but not yet vested, shall fully vest on the Separation Date and will thereafter be freely transferable (subject to any restrictions under applicable securities law or the Company’s insider trading policy for senior executives).

(f) Acceleration of Stock Awards. In accordance with the intent of Section 5(b) of the Employment Agreement and in consideration for the increase in duration pursuant to Section 4 of this Agreement from two years to four years of the noncompetition, confidentiality and other covenants contained in Section 6 of the Employment Agreement, immediately prior to the consummation of the Merger, the Company shall issue Executive 168,750 restricted shares of Common Stock representing the number of restricted shares of Common Stock that would have been issued to Executive in 2017 (the “2017 Accelerated Shares”) and an additional 165,690 restricted shares of Common Stock representing the number of restricted shares of Common Stock that would have been issued to Executive in 2018 (the “2018 Accelerated Shares” and together with the 2017 Accelerated Shares, the “Accelerated Shares”), in each case pursuant to Section 3(c) of and Schedule I to the Employment Agreement (as supplemented by the Compensation Committee in accordance with Section 3(c)). The Accelerated Shares shall fully vest on the Separation Date, but shall be subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(g) D&O Insurance. The Company shall obtain and provide at its own expense the directors’ and officers’ liability insurance or directors’ and officers’ liability tail insurance policies covering Executive described in Section 4(e) of the Employment Agreement effective as of the Separation Date and shall maintain such insurance or tail policy in place for the period prescribed in Section 4(e) of the Employment Agreement.

(h) Indemnification Rights. Executive shall maintain all of Executive’s rights to indemnification by the Company pursuant to Sections 4(d) and 4(f) of the Employment Agreement.

(i) Other Rights. Without duplication of any separation benefits described under Sections 3(a) through 3(h) of this Agreement, in accordance with Section 5(b) of the Employment Agreement, Executive shall receive all other Additional Termination Benefits to which Executive is entitled upon separation, including, but not limited to, vesting in full of benefits accrued under the employee retirement and savings plans of the Company and Executive’s (and his dependent’s) rights to continuing participation in Health Benefit Plans (collectively, “Other Additional Termination Benefits”); provided, however, that in no event shall the aggregate payments made (or value of benefits provided) in respect of Other Additional Termination Benefits under this Section 3(i) exceed an amount equal to $225,000 minus the aggregate amount of all adjustments made pursuant to Section 3(j) of this Agreement.

(j) Adjustments. The estimated severance payment of $9,096,126 and the other benefits payment of $154,071 set forth in Section 3(c) and Section 3(d) of this Agreement, respectively, are minimum estimates of such amounts due to Executive. The actual amounts payable to Executive shall be no less than such amounts, but may increase by up to an additional $225,000 in the aggregate after such payment amounts have been finally determined by the Company prior to the Separation Date.

4. Noncompetition, Confidentiality and Other Restrictive Covenants. Executive acknowledges and agrees that Executive shall continue to be bound by the noncompetition, confidentiality and other covenants contained in Section 6 of the Employment Agreement through the fourth anniversary of the Separation Date; provided, however, that for purposes of such covenants “principal product line” shall be limited to only “principal product lines” of the Company as of the Separation Date without giving effect to any product lines of Parent and its subsidiaries as of the Separation Date or any product lines established following the Separation Date.

5. Restrictions on Accelerated Shares.

(a) Executive agrees that, notwithstanding anything to the contrary in this Agreement, Executive will not, without the prior written consent of the Company, offer, sell, transfer, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Executive or any person in privity with Executive), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any Accelerated Shares, or publicly announce an intention to effect any such transaction, until this Section 5(a) lapses in accordance with Section 5(c), except to satisfy tax withholding or as otherwise permitted by Section 5(b), below. For purposes of this Section 5(a), “Accelerated Shares” shall be any shares of stock of Parent received by Executive in exchange for Executive’s Accelerated Shares as a result of the Merger.

(b) The restrictions on transfer of Accelerated Shares in Section 5(a) above shall not apply to the transfer of any Accelerated Shares either during Executive’s lifetime or on death, by gift, will or intestate succession, to an immediate family member of Executive or to transfers to a trust the beneficiaries of which are exclusively Executive and/or a member or members of Executive’s immediate family; provided, however, that in any transfer pursuant to this Section

5(b) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement in form satisfactory to the Company in its sole discretion stating that the transferee is receiving and holding the Accelerated Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Accelerated Shares except in accordance with this Agreement.

(c) The restrictions on transfer of Accelerated Shares set forth in this Section 5 shall lapse on March 31, 2017 with respect to the 2017 Accelerated Shares and on March 31, 2018 with respect to the 2018 Accelerated Shares.

6. Miscellaneous.

(a) Section 409A Compliance. Section 7(p) of the Employment Agreement is hereby incorporated into this Agreement in its entirety; provided that references to the “Agreement” in such Section 7(p) shall be deemed to refer to both the Employment Agreement and this Agreement for purposes of this Section 6(a).

(b) Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholdings, offsets, social security and other federal, state and local taxes and deductions.

(c) Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party’s remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in Florida and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the Company and Executive; provided, that if within fifteen (15) business days of the date of request for arbitration, the Parties have not been able to make such selection the dispute shall be held by a panel of three arbitrators one appointed by each of the Parties and the third appointed by the other two arbitrators.

(d) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Jarden Corporation

2381 Executive Center Drive

Boca Raton, FL 33431

Attn: General Counsel

Fax: 561-338-6766

If to Executive: To the address listed as Executive’s principal residence in the Company’s human resource records and to his principal place of employment with the Company.

(e) Assignment. Except as provided under Section 6(g) hereof, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. Without limiting the generality of the foregoing, this Agreement shall be binding on, and shall inure to the benefit of, Successor Sub if Successor Sub is the surviving entity in the Merger. Additionally, if the Company or any of its successors or assigns (including, but not limited to Successor Sub) (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the rights and obligations set forth in this Agreement. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(g) Construction. In the event of any conflict between the provisions of this Agreement and the provisions of the Employment Agreement, the provisions of this Agreement shall control.

(h) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(j) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(k) Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement between the Parties hereto with respect to the matters referred to herein and therein. No other agreement relating to the matters referred to herein and therein shall be binding between the Parties. There are no promises, representations, inducements or statements between the Parties other than those that are expressly contained in this Agreement and the Employment Agreement. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences and has been advised to consult with an attorney before executing this Agreement.

(l) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the Parties hereto.

(m) Severability. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the Parties have signed this Separation Agreement as of the date first above written.

Company:

JARDEN CORPORATION

/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President—Administration, General Counsel and Secretary

Executive:

/s/ James E. Lillie
James E. Lillie

[Signature Page to Separation Agreement]